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     Computation of Earnings per Share                                                EXHIBIT 11
     ($000) (except per share data)
                                                     The three months ended
                                                     -------------------------
                                                       April 1,      April 2,
                                                         1995          1994
                                                     -----------   -----------
     PRIMARY:
       Weighted average common shares outstanding         2,482         2,482
                         Common equivalent shares             0             0
                                                     -----------   -----------
        Weighted average common shares and commom
                    equivalent shares outstanding         2,482         2,482
                                                     ===========   ===========
           Net income applicable to common shares    $      422    $      123
                                                     ===========   ===========
                       Prmiary earnings per share    $     0.17    $     0.05
                                                     ===========   ===========

     FULLY DILUTED:
       Weighted average common shares outstanding         2,482         2,482
                         Common equivalent shares             0             0
            Additional shares assuming conversion
                       of subordinated debentures           683           650
                                                     -----------   -----------
     Fully diluted weighted average common shares
         and common equivalent shares outstanding         3,165         3,132
                                                     ===========   ===========
             Net income for diluted common shares    $      513    $      214
                                                     ===========   ===========
                 Fully diluted earnings per share    $     0.16    $     0.07
                                                     ===========   ===========

     Common shares have been adjusted to give effect to the 5% stock dividend paid January 27, 1995.

     The $4,500,000 8% Convertible Subordinated Notes are convertible to common shares at a price of $6.59 per share after giving effect to the stock dividend  paid January 27, 1995.

     Earnings per common share and common equivalent share were computed by dividing the net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the period.

     Earnings per common share, assuming full dilution, is determined by assuming that at the beginning of the period convertible notes were converted at the price per share in effect at that time and common share options were excercised.  As to the options, incremental shares would be calculated using the treasury stock method, assuming common share purchases at the greater of the average market price of the common shares for the period or the ending price of the common shares.

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